Western Reserve Life Assurance Co. of Ohio
Ms. Meg Cullem-Fiore
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499

Re:
Participation Agreement among Variable Insurance Products Fund ("Fund I"), Fidelity Distributors Corporation (the "Underwriter") and Insurance Company (the "Company"), dated June 14, 1999, as amended ("Participation Agreement I"); and

Participation Agreement among Variable Insurance Products Fund II ("Fund II"), the Underwriter and the Company, dated June 14, 1999, as amended ("Participation Agreement II")

Dear Ms. Cullem-Fiore:

The Company, the Underwriter, and Fund I and Fund II, respectively, are parties to the above referenced Participation Agreements (Fund I and Fund II are referred to as the "Current Funds"). As explained in the notice sent to you on May 3, 2007, Fidelity is in the process of reorganizing some of the portfolios of the Current Funds (the "Affected Portfolios") for administrative purposes. In connection with this reorganization, the Affected Portfolios will be moved into corresponding "shell" portfolios of a new Variable Insurance Products Fund V ("Fund V"). A list of all of the Affected Portfolios in Fund I and Fund II covered by the reorganization and the corresponding Fund V portfolios is set forth on the attached Exhibit.

In connection with this change, we are asking for your consent to (1) the amendment of each Participation Agreement to add Fund V as a "Fund" party under the terms of each Participation Agreement (the "Amendment"); and (2) the assignment of all of each Current Fund's rights, benefits and obligations under each Participation Agreement with respect to the Affected Portfolios to Fund V, with respect to the corresponding portfolios of Fund V, and the release of the Current Funds from the obligations so assigned (the "Assignment"). Each Participation Agreement will remain in full force and effect in accordance with its terms, as so amended and assigned herein. The Amendment will also add the following clarifying language to each Participation Agreement as a new Article A of the Agreement:

This Agreement shall create a separate participation agreement for each Fund, as though the Company and the Underwriter had executed a separate, identical form of participation agreement with each Fund. No rights, responsibilities or liabilities of any Fund shall be attributed to any other Fund.

Your signature below will indicate the Company's consent to the Amendment and Assignment of each Participation Agreement as set forth above, to become effective immediately upon consummation of the reorganization.

• T

Thank you for your prompt attention to this matter. If for some reason we have not obtained your signature prior to the reorganization, and the Company submits orders or instructions under the Participation Agreements, we will deem the Company to have consented to each Amendment and Assignment. Please do not hesitate to contact your Fidelity Relationship Manager or Key Account Manager if you have any questions.

Very truly yours,

FIDELITY DISTRIBUTORS CORPORATION

By: /s/William Loehning
Name: WiIliam Loehning
Title: Executive Vice President

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II and VARIABLE INSURANCE PRODUCTS FUND V

By: /s/Kimberly Monasterio
Name: Kimberly Monasterio
Title: Treasurer

The Undersigned Consents to the Amendment and Assignment of each Participation Agreement as of this 2nd day of June, 2007:

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:/s/Priscilla I. Hechler
Name: Priscilla I. Hechler
Title: Assistant Vice President and Assistant Secretary

Please keep one copy and return the other to:

Sharon Salter, Director, Contracts Management
Fidelity Investments
100 Salem Street, 02N
Smithfield RI 02917

   EXHIBIT A

AFFECTED PORTFOLIOS                          FUND V PORTFOLIOS

Variable Insurance Products Fund              Variable Insurance Products Fund V

Money Market Portfolio                         Money Market Portfolio
Variable Insurance Products Fund II

Asset Manager Portfolio                       Asset Manager Portfolio
Asset Manager: Growth Portfolio              Asset Manager: Growth Portfolio
Investment Grade Bond Portfolio              Investment Grade Bond Portfolio
Variable Insurance Products Fund IV

Freedom Income Portfolio                   Freedom Income Portfolio
Freedom 2005 Portfolio                     Freedom 2005 Portfolio
Freedom 2010 Portfolio                     Freedom 2010 Portfolio
Freedom 2015 Portfolio                     Freedom 2015 Portfolio
Freedom 2020 Portfolio                     Freedom 2020 Portfolio
Freedom 2025 Portfolio                     Freedom 2025 Portfolio
Freedom 2030 Portfolio                     Freedom 2030 Portfolio
FundsManager 20% Portfolio               FundsManager 20% Portfolio
FundsManager 50% Portfolio               FundsManager 50% Portfolio
FundsManager 70% Portfolio               FundsManager 70% Portfolio
FundsManager 85% Portfolio               FundsManager 85% Portfolio
Strategic Income Portfolio Strategic Income Portfolio